Exhibit 23--Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-32697) pertaining to the Morrison Restaurants Inc. Deferred Compensation Plan, in the Registration Statement (Form S-8 No. 33-20585) pertaining to the Morrison Restaurants Inc. Salary Deferral Plan, in the Registration Statement (Form S-8 No. 2-97120) pertaining to the Morrison Restaurants Inc. Long-Term Incentive Plan, in the Registration Statement (Form S-8 No. 33-13593) pertaining to the Morrison Restaurants Inc. 1987 Stock Bonus and Non-Qualified Stock Option Plan, in the Registration Statement (Form S-8 No. 33-46220) pertaining to Morrison Restaurants Inc. Compensatory Non-Qualified Stock Option Arrangements, and in the Registration Statement (Form S-8 No. 33-50452) pertaining to the Morrison Restaurants Inc. Stock Incentive and Compensation Plan for Directors, Stock Incentive Plan and Non-Qualified Management Stock Option Agreements, in the Registration Statement (Form S-8 No. 33-70490) pertaining to Morrison Restaurants Inc. 1993 Non-Executive Stock Incentive Plan, and in the Registration Statement (Form S-3 No. 33-57159) for the resale of shares by several stockholders and in their related Prospectuses of our report dated November 17, 1995, (except for Notes 1 and 13, as to which the date is January 10, 1996) with respect to the consolidated financial statements of Morrison Restaurants Inc. included in the Proxy Statement filed with the Securities and Exchange Commission on February 6, 1996.


                               	/s/ Ernst & Young LLP
                                    Ernst & Young LLP

Atlanta, Georgia
February 6, 1996